Certain confidential information contained in this document, marked by [***], has been omitted pursuant to Regulation S-K, Item 601(b) because the registrant has determined that the omitted information (i) is not material and (ii) is the type that the registrant treats as private or confidential.

Exhibit 10.53

LICENSE AND SERVICES AGREEMENT

This License and Services Agreement (this “Agreement”), this Agreement is executed on July 1, 2022 and shall be effective from July 1, 2022 (the “Effective Date”), is entered into by and among:

PAYTM LABS INC. a Canadian corporation with its principal place of business at 1 Richmond Street West, Toronto M5H 3W4 ON (“Paytm”),

PayPay Corporation, a corporation organized and existing under the laws of Japan, with its principal place of business at 1-3 Kioicho, Chiyoda-ku, Tokyo 102-0094, Japan (the “PayPay”),

Paytm & PayPay hereto may be individually referred to as a “Party” or collectively referred to as the “Parties,”.

RECITALS

WHEREAS, Paytm has developed certain computer programs and related Documentation more particularly described in Schedule 1 attached hereto and desires to grant PayPay a license to use the Software for its internal purpose only.

WHEREAS, PayPay desires to use the Paytm’s computer program license for further customization to suit its business requirements, on the terms and conditions of this Agreement. In connection with the Software, PayPay further wishes to receive continuous support in terms of this Agreement from Paytm and Paytm is willing to provide such support to PayPay.

NOW, THEREFORE, in consideration of the mutual covenants, terms, and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

AGREEMENT

1.	Definitions.

For purposes of this Agreement, the following terms shall have the following meanings:

1.1.

“Affiliate” of an entity means any other entity that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such entity. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract or otherwise.

1.2.	“Agreement” means this agreement including any Schedules, and any amendments to this Agreement from time to time;

1.3.

“Applicable Law” means any domestic or foreign law, rule, statute, subordinate legislation, regulation, by-law, order, ordinance, protocol, code, guideline, treaty, policy, notice, direction or judicial, arbitral, administrative, ministerial or departmental judgment, award, decree, treaty, directive, or other requirement or guideline published or in force at any time during the Term which applies to or is otherwise intended to govern or regulate any Person (including any Party), property, transaction, activity, event or other matter, including any rule, order, judgment, directive or other requirement or guideline issued by any governmental or regulatory authority

1.4.	“Background IP” means all Intellectual Property Rights owned or Controlled by a Party prior to the Effective Date.

1.5.	“Business Day” is each day that is not a Saturday or a Sunday or a statutory holiday in the Province of Ontario, Canada;

1.6.	“Business Hours” means the hours of 09:30 to 18:30 EST on a Business Day;

1.7.

“Confidential Information” means all information whether written, oral or visual, including patents, trade secrets, products, procedures, manuals, guidelines, performance and reliability reports, technical information regarding current and prospective products or applications, development activities, processes, formulae, techniques, “know-how”, specifications, source codes and any other materials or information disclosed during the Term of this Agreement by the Disclosing Party to the Receiving Party in relation to the Services, regardless of whether such information is marked, designated or notified as confidential. Notwithstanding the foregoing, Confidential Information does not include information that:

(a)	was already lawfully in possession of the Receiving Party without any obligation of confidentiality at the time of the disclosure by the Disclosing Party to the Receiving Party;

(b)	is independently developed by the Receiving Party without access to or use of any Confidential Information of the Disclosing Party;

(c)	was already generally known or available to the public at the time of the disclosure by the Disclosing Party to the Receiving Party; or

(d)	is or becomes generally known or available to the public through no fault of the Receiving Party after the disclosure by the Disclosing Party to the Receiving Party.

1.8.

“Control” or “Controlled”, with respect to any Intellectual Property Right means possession of the ability (whether by sole or joint ownership, license or otherwise, other than pursuant to this Agreement) to grant, without violating the terms of any agreement with a third party, a license, sublicense, access or other-right in, to or under such Intellectual Property Rights.

1.9.

“Critical Default Event” means PayPay’s failure to perform its obligation to pay the Fee or any other charges (as specified in Section 6 below) by the due date pursuant to this Agreement, and such non-payment remains uncured for 30 days after Paytm’s delivery to PayPay of a written notice of non-payment, or breach of the License terms.

1.10.	“Delivery Date” is the date on which the Software is made available to PayPay by Paytm;

1.11.	“Documentation” means the user, system and installation documentation for the Software and/or related information delivered or made available by Paytm to PayPay;.

1.12.	“Group Entity” means Soft Bank Group (SBG) under the definition of the relevant laws, Acts and regulations in Japan.

1.13.	“Intellectual Property Rights” means all:

(a)	patents, patent disclosures and inventions (whether patentable or not),

(b)	trademarks, service marks, trade dress, trade names, logos, corporate names and domain names, together with all of the goodwill associated therewith,

(c)	Copyrights and copyrightable works (including computer programs), and rights in data and databases,

(d)	trade secrets, know-how and other confidential information, and

(e)

all other intellectual property rights, in each case whether registered or unregistered and including all applications for, and renewals or extensions of, such rights, and all similar or equivalent rights or forms of protection in any part of the world.

1.14.	“License” means the license granted by the Paytm to PayPay to use the Software in accordance with the terms and conditions of this Agreement.

1.15.

“Licensed Technology” means the Intellectual Property Rights owned or Controlled by Paytm from time to time during the Term in respect of the Software that is being licensed by Paytm to PayPay for its own purpose as specified under Section 2 of this Agreement for the License hereunder including any Technical Information under Section 1.23.

1.16.	“Person” means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association or other entity.

1.17.	“Representatives” means a Party’s and its Affiliates’ employees, officers, directors, consultants, legal or tax advisors, public accountant, or other professional advisors.

1.18.	“Schedule” means any schedule attached to this Agreement or any subsequently prepared document which the Parties agree in writing to be considered as a Schedule;

1.19.

“Software” “means, collectively, the full/limited retail standard version of the PAI GM software, as specified in Schedule -1, licensed to PayPay in source code and object code forms on diskette, together with any and all improvements, corrections, modifications, updates, enhancements or other changes, whether or not included in the current retail version, along with all Technical Information, System Documentation and user Documentation.

1.20.

“System Documentation” means all technical information relating to the Software which describes the functionalities of the Software, used in the development and updating of the Software, including but not limited to, design or development specifications, error reports, and related correspondence and memorandums.

1.21.	“Software Defect” means a defect, error or bug in the Software having an adverse effect on the appearance, operation, functionality or performance of the Software

1.22.	“Software Specification” means the specification for the Software set out in Schedule 1 and in the Documentation, as it may be varied by the written agreement of the Parties from time to time; and

1.23.

“Source Code” shall mean such Source Code level technical information, comments and procedural code, in human readable and in machine readable forms, of a Software computer program which will enable PayPay or its programmers and/or engineers to understand, recreate, compile, maintain, support, edit, debug, correct and modify such Software computer program and which shall include without limitation Source Codes and source listings, descriptions and logics, job control language, compilation and installation control scripts, diagrams, interface definition files, password building procedures and security systems enabling to maintain as well as create new keys, and other data or materials relevant or relating to Software.

1.24.

“Technical Information” means any and all technical information, code including Source Code, core code, trade secrets, formulas, prototypes, specifications, directions, instructions, test protocols, procedures, results, studies, analyses, data, formulation or production technology, conceptions, ideas, innovations, discoveries, inventions, processes, methods, materials, enhancements, modifications, technological developments, techniques, systems, tools, designs, drawings, plans, Software, Documentation, System Documentation data, programs, and other knowledge, information, skills, and materials that pertains to the licensed Software.

1.25.	“Term” means the term period of this Agreement, as specified herein.

1.26.	“Third Party” means any Person other than (i) Paytm, (ii) PayPay.

2.	LICENSE GRANTS

2.1.

Paytm hereby, as of July 1, 2022, grants to PayPay a non-exclusive, limited, non-sublicensable and non-transferable perpetual License of the Software to use, install, reproduce, copy, modify, improve, create derivative works of, and otherwise for its own purpose, defined as PayPay’s Business purposes in Section 2.2 below. It is hereby clarified that Paytm at all times retains all rights in the Software, including to license, resell and/or distribute the Software to any Third Party at its sole discretion.

2.2.

PayPay shall obtain, as of July 1, 2022, right to use, install, reproduce, copy, modify, improve, create derivative works of, with regard to the Software and , share the Software, for PayPay Corporation’s business purpose, without any commercial purpose with entities which are either: (a) affiliates of PayPay Corporation, (b) entities PayPay Corporation co-operate its business functions, or (c) entities listed in Schedule 3 of this Agreement. PayPay Corporation’s business is defined as the business functions set forth in the Articles of Incorporation (as specified under Schedule- 2) of PayPay Corporation, domestic in Japan and abroad, (“PayPay’s Business”). PayPay shall use the Software for its current business functions whereas for any other business functions it shall take a written consent (which shall not be withheld unreasonably) from Paytm. For the avoidance of doubt, (i) PayPay’s Business shall not mean businesses of the entities of the Group Entity or the Affiliates of PayPay Corporation, which are specific businesses of such entities, independent of PayPay Corporation’s businesses, and (ii) PayPay Corporation shall take written consent from Paytm, which shall not be withheld unreasonably, on the updated list of entities in Schedule 3.

2.3.

PayPay shall not, and will not permit any Third Party, including, without limitation, its representatives, agents, personnel, contractors, Affiliates etc. to, except in cases prescribed in 2.4 below: (i) use any of the License materials (ii) assign, sublicense, lease, pledge or otherwise transfer or encumber or attempt to transfer or encumber any of the License materials or any portion thereof; (iii) use any of the License materials or any information contained therein in any public computer-based information system or network (including, but not limited to, the internet). PayPay shall be liable for all violations of the terms of this Agreement committed by its representatives, agents, personnel, contractors, Affiliates and/or employees.

2.4.

PayPay shall be able to permit any Third Party, including, its representatives, agents, personnel, contractors, Affiliates etc. only for PayPay’s Business purposes and as per the terms of this Agreement to: (i) use, copy , and share without any commercial purpose and with entities as specified under Schedule – 3, any of the License materials or any information contained therein in any public computer-based information system or network (including, but not limited to, the internet).

2.5.	Any copyright, trademark, patent or other proprietary rights notices set forth in or on the Software on any copy of the Software shall be with Paytm.

2.6.	Use of License: Paytm hereby, as of July 1, 2022, grants to PayPay a limited, non-exclusive, non-transferable perpetual License to:

(a)	use the Software, Documentation, and the Technical Information for PayPay’s Business purposes;

(b)

reproduce, copy, store, maintain and, share without any commercial purpose and with entities as specified under Schedule – 3), for PayPay’s Business purposes, the Software, Documentation and/or Technical Information, subject to the terms of this Agreement.

(c)

No Distribution: Except as explicitly provided herein Section 2, PayPay shall not, for the commercial purpose, : (i) share make available sell, offer or distribute all or part of the Software or Documentation and/or Technical Information, re-produced code to any Third Party, including, its Affiliates, Group Entity, subsidiary and (ii) except to the extent permissible under Section 2 of this Agreement, adapt, reverse engineer, decompile or disassemble, or modify, in whole or in part, any of the Software or Documentation.

(d)

PayPay shall use, reproduce, copy, share without any commercial purpose with entities as specified under Schedule – 3), store, maintain, make available, offer or distribute all or part of the Software or Documentation and/or Technical information, re-produced code to any Third Party, and adapt, reverse engineer, decompile, disassemble or modify, in whole or in part, any of the Software or Documentation for PayPay’s Business purpose in accordance to the terms of this Agreement.

2.7.

It is agreed between the Parties, that if PayPay gets into any commercial arrangement which involves utilization of Software in any manner whatsoever for the purpose of PayPay’s Business purpose or otherwise, PayPay shall take a consent from Paytm in writing, which shall not be unreasonably withheld, and shall pay on terms mutually agreed between the Parties from revenues generated out of any such commercial arrangement.

2.8.	For the avoidance of doubt, agreements in this Section 2 are applicable to the provisions set forth in Section 5 IP ownership below.

3.	Delivery and Handling of Software & Technical Information.

3.1.

Paytm shall, promptly after the Effective Date, and from time to time thereafter, disclose and deliver the Software and its Technical Information to PayPay upon its request. All Technical Information to be disclosed and delivered by Paytm shall be described in English.

3.2.	The delivery of Software and its Technical Information pursuant to Section 3.1 above shall be made to development team members of PayPay as designated and notified to Paytm by PayPay.

4.	Paytm’s Services.

4.1.

For the period of three (3) months following the Effective Date, Paytm will provide assistance to PayPay for knowledge transfer, and provide consulting services to PayPay during the knowledge transfer period (as defined above), so that PayPay can obtain technical environment, all material permits and approvals necessary for PayPay’s Business purposes for carrying out its businesses and operations with respect to Software.

4.2.

During the knowledge transfer period (as defined above), Paytm will provide PayPay with any fixes, including but not limited to bug fixes, related to the Software licensed by Paytm, and Paytm will, at the PayPay’s request, assist PayPay in implementing such bug fixes, subject to mutual agreement and cost basis.

4.3.

The Parties agree that Paytm shall provide the service, assistance and support (collectively the “Services”), separately specified in the Service Agreement. In connection with the Services to be provided by Paytm, PayPay shall provide Paytm with appropriate development environment and information reasonably necessary for Paytm to carry out its required Services.

4.4.

Provision by Paytm’s Affiliates. The Parties acknowledge and agree that Paytm may provide the services, assistances and supports to be provided by Paytm pursuant to this Section (collectively the “Services”) together with or through its Affiliate of Paytm as approved by PayPay (which approval shall not be unreasonably rejected, delayed or conditioned).

4.5.	In connection with the Services to be provided by Paytm, PayPay shall provide Paytm with appropriate development environment and information reasonably necessary for Paytm to perform the Services.

4.6.	PayPay undertakes that it will obtain all material permits and approvals necessary in for carrying out its businesses and operations in the Japanese market.

5.	IP Ownership

5.1.	Neither Party shall acquire any right, title or interest in the other Party’s Background IP by operation of this Agreement except for the License granted to PayPay under Section 2.

5.2.

Paytm shall own all rights, title and interest in Software and the Technical Information developed by Paytm (the “Paytm Technology”). For clarity, the Paytm Technology shall be included in the Licensed Technology, as provided by Paytm.

5.3.	PayPay shall own all rights and interest in and to technology add-ons developed by PayPay for PayPay’s Business purposes as specified under applicable provisions of Section 2 of this Agreement.

5.4.	The Parties who jointly developed specific technology (other than cases in 5.3) shall jointly own all rights, title and interest in and to such technology,

6.	Fees & Payments.

6.1.

PayPay shall pay the following amount to Paytm towards License of the Software- (a) Amount of US$ 1,550,000 payable per quarter for the next three quarter. Paytm shall raise the invoice for the said amount on the first day of September 1, December 1, 2022 and March 1, 2023. PayPay shall pay the amount within 30 days from receipt of the Invoice. (b)For the period of April, May and June of 2022, PayPay will pay license fee to Paytm in addition to section 6.1, which would be payable within 30 days from the receipt of Invoice. The amount will be calculated as $ 0.0102 multiplied by 3 multiplied by the Monthly Active Users (MAU) for the month of June 2022.

6.2.

Travel & Other Expenses - PayPay agrees to pay and or reimburse all reasonable out-of- pocket and travel expenses incurred by Paytm or its Affiliates directly in connection with the performance of this Agreement, subject to prior approval being taken by Paytm from PayPay. The travel and other expenses shall be paid within 30 days from receipt of the invoice from Paytm.

6.3.

Payment Method - Unless otherwise specifically agreed by Paytm and PayPay in writing, payments shall be made by electronic funds transfer to Paytm’s account (which shall be denominated in US dollars). The details of the Paytm Bank account are as under –

Bank Name – [***]

Account number - [***]

Transit number - [***]

Swift Code - [***]

Bank address – Suite 100, 6605 Hurontario Street, Missisauga, ON, L5T0A4

6.4.

Any bank commission or other fees resulting from the remittance of funds hereunder shall be borne by (i) PayPay with respect to such commission or fees charged by the remitting bank, and (ii) Paytm with respect to such commission or fees charged by the receiving bank.

6.5.

Apart from the amount as mentioned at section 6.1, no other costs are payable by PayPay to Paytm under this agreement. In case PayPay wishes to commercially explore any business opportunity with third party involving the Licensed Software, both the Parties herein shall mutually discuss and decide on such business opportunities.

6.6.	For the avoidance of doubt, Third Party costs incurred by PayPay in connection with its businesses and operations will be borne by PayPay.

7.	Taxes.

Each Party is respectively responsible for applicable taxes, duties, and charges of any kind imposed on itself by any federal, state, or local governmental entity in relation to its own activity under this Agreement. For clarity, PayPay is entitled to deduct and withhold any withholding tax imposed under Applicable Law on any payment made to Paytm hereunder and shall be required to remit to Paytm only the net proceeds thereof.

8.	Confidentiality.

8.1.

In connection with this Agreement, each Party and its Affiliate (“Disclosing Party”) may disclose Confidential Information to the other Party (“Receiving Party”). During the Term and for the period set forth in the Agreement, the Receiving Party agrees:

(a)

not to access or use Confidential Information other than as reasonably necessary to carryout the businesses and operations or otherwise to exercise its rights or perform its obligations under and in accordance with this Agreement;

(b)

maintain the disclosed Confidential Information in strict confidence and, except as maybe permitted by and subject to its compliance with Applicable Law, not to disclose or permit access to Confidential Information other than to its and its Affiliates, their Representatives and any Third Party contractors who: (i) need to know such Confidential Information for purposes of the Receiving Party’s exercise of its rights or performance of its obligations under and in accordance with this Agreement (for avoidance of doubt, any Third Party contractors set forth in this Agreement shall be deemed to have such need); (ii) have been informed of the confidential nature of the Confidential Information and the Receiving Party’s obligations under this Section; and (iii) are bound by written or statutory confidentiality obligations and restricted use obligations at least as protective of the Confidential Information as the terms set forth in this Section 8 (such Persons to which disclosure of Confidential Information is permitted, the “Permitted Representatives”);

(c)

to be responsible to the Disclosing Party and indemnify the Disclosing Party for any breach of this Agreement or confidential obligations under Section 8.1(b) above by any of its Permitted Representatives; and

(d)

safeguard the Confidential Information from unauthorized use, access or disclosure using at least the degree of care it uses to protect its sensitive information and in no event less than a reasonable degree of care.

8.2.

The obligations under Section 8.1. shall survive the termination of the Term for a period of five (5) years; provided, that such obligations owed by PayPay with regard to Confidential Information that consists Technical Information shall survive such termination in perpetuity.

8.3.

Notwithstanding Section 8.1, the Receiving Party may disclose Confidential Information to its Affiliate and subcontractor engaged in accordance to terms of this Agreement, without the consent of the Disclosing Party. In such case, the Receiving Party shall procure such Affiliate and subcontractor to agree in writing to be bound by the same confidentiality obligation as set forth in this Agreement, and that they shall not share such Confidential Information further to any other party or personnel.

8.4.	If the Receiving Party becomes compelled to disclose any Confidential Information of the Disclosing Party under Applicable Law, the Receiving Party shall:

(a)	provide prompt written notice of such requirement so that the Disclosing Party may seek, at its sole cost and expense, a protective order or other remedy; and

(b)	disclose only the portion of Confidential Information that it is required under the laws, regulations or administrative guidance to furnish.

9.	Representations and Warranties; Covenants.

9.1.	Representations and Warranties and Covenants of Each Party. Each Party hereby represents and warrants, as of the Effective Date, and covenants, during the Term, to the other Party that:

(a)	it is a corporation or other entity duly organized and validly existing under the Laws of the jurisdiction of its incorporation;

(b)	the execution, delivery and performance of this Agreement by such Party has been duly authorized by all requisite corporate action;

(c)	it has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

(d)

the execution, delivery and performance by such Party of this Agreement and its compliance with the terms and provisions hereof does not and will not conflict with or result in a breach of any of the terms and provisions of or constitute a default under any contract to which it is a party;

(e)	when executed and delivered by such Party, this Agreement will constitute the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms;

(f)

it has not and will not, directly or indirectly pay, offer, give, promise to pay or authorize the payment of any monies or other things of value to (i) any official, representative or employee of a government department, agency or instrumentality, state-owned or controlled enterprise or public international organization; (ii) any political party or candidate for political office; or (iii) any other Person at the suggestion, request or direction or for the benefit of any of the above-described Persons and entities, if any such payment, offer, promise, act or authorization is for purposes of unlawfully influencing official actions or decisions or securing any improper advantage in order to obtain or retain business, or engaging in acts or transactions otherwise in breach of any anti-bribery Laws;

(g)	it is in compliance, and will continue to comply, with all applicable export Laws in relation to this Agreement and the Services; and

(h)	it will not breach the license terms hereunder and the Intellectual Property Rights of the other Party under this Agreement.

9.2.	Additional Representations and Warranties and Covenants of Paytm. Paytm hereby represents and warrants, as of the Effective Date, and covenants, during the Term, to PayPay that:

(a)	it has ownership, right, title and interest in the Software and its technology;

(b)	it has, and will continue to have, the right to grant to PayPay the rights and limited Licenses under the Software granted in this Agreement;

(c)

it will perform all Services in a professional and workmanlike manner in accordance with high industry standards and practices for similar services, using personnel with the requisite skill, experience, and qualifications, and shall devote adequate resources to meet its obligations under this Agreement;

(d)	it shall make reasonable commercial efforts to ensure that no Technical Information contains, and will contain, any virus, trojan, error, spamware and etc. defects;

(e)

to its information and understanding the Licensed Technology does not and will not infringe, misappropriate, or otherwise violate any Intellectual Property Right or other right of a Third Party or constitute unfair competition practices or unfair trade practices under applicable Law and, as of the Effective Date, there is no ground for any such claim, demand or proceeding;

9.3.	Additional Representation & Warranties and Covenants of PayPay. PayPay hereby represents and warrants, as of the Effective Date, and covenants, during the Term, to Paytm that:

(a)	it has the legal right and authority to enter into this Agreement and to perform its obligations under this Agreement.

(b)

all of PayPay’s warranties and representations in respect of the subject matter of this Agreement are expressly set out in this Agreement. To the maximum extent permitted by applicable law, no other warranties or representations of PayPay will be implied into this Agreement or any related contract.

(c)

the execution of this Agreement by it, shall not result in any violation or default of or conflict with (i) Applicable Laws, (ii) the provisions of any other agreements to which it is a party or to which it is bound, (iii) any law, judgment, or regulation of any government authority.

(d)	there are no Person who are entity to any notice of the transaction contemplated hereunder or whose consent is required for the consummation of the transaction contemplated hereunder.

(e)	it shall not use the Source Code of the Software for any purpose other than as specified under this Agreement.

9.4.

Disclaimer of Warranties. Except for any warranties expressly provided under this Agreement, (i) the License is provided hereunder on “AS IS” basis and (ii) to the fullest extent possible, Paytm disclaims all other warranties express, implied, statutory or otherwise, accuracy, timeliness, completeness and fitness of purpose. Paytm does not guarantee that the software will perform error-free or uninterrupted or that Paytm will correct all defects.

10.	Indemnification.

10.1.

Indemnification by Paytm. Paytm shall defend, indemnify and hold harmless PayPay, and each of their successors, and permitted assigns from and against any and all damages, liabilities, claims, actions, judgments, settlements, interest, awards (“Losses”) arising out of, or resulting from any claim, suit, action, or proceeding (each, an “Action”) by a Third Party that arises out of or in connection with:

(a)

any willful action or gross negligence or willful misconduct in connection with the performance or activity required by or conducted in connection with this Agreement by Paytm in connection with performing Services under this Agreement.

(b)	Breach of Third Party Intellectual Property Rights by Paytm.

In addition, if such an Action is or is likely to be made in connection with Paytm’s breach of Third Party Intellectual Property Rights, Paytm may at its own expense:

(i)	procure for PayPay the right to continue to use such Licensed Technology and Technical Information to the full extent contemplated by this Agreement; or

(ii)	modify or replace the Technical Information that infringe or are alleged to infringe to make it non-infringing while providing fully equivalent features and functionality; and

(iii)	provide PayPay with all technical support necessary to implement (i) and (ii) above.

10.2.

Indemnification by PayPay. PayPay shall defend, indemnify and hold harmless Paytm and its Affiliates, and each of their successors, and permitted assigns (each, a “Paytm Indemnitee”) from and against any and all Losses arising out of or in connection with, or resulting from any Action by a Third Party that arises out of or in connection with such PayPay’s:

a)	breach of any representation, warranty, Applicable Law, covenant or obligation under this Agreement;

b)	breach of License, license terms, and Paytm’s Intellectual Property Rights by PayPay;

c)

any willful action or gross negligence including recklessness or willful misconduct, in connection with the performance or activity required by or conducted in connection with this Agreement by such PayPay Party (or its Affiliates that receives and/or uses the Services) in connection with the Services under this Agreement.

d)	Breach of Third Party Intellectual Property Rights by PayPay.

10.3.

Limitation of Liability. In no event shall a Party be liable for incidental, indirect, special, consequential or punitive damages or penalties of any kind (including, but not limited to lost profits). Notwithstanding anything to the contrary, the aggregate liability of each of the Parties under this Agreement or otherwise (except for the Pay Pay’s obligations to pay fees and expenses), shall be limited to USD 1 million (USD 1,000,000). However, this limitation shall not apply to any breach by PayPay of (i) the Intellectual Property Rights of Paytm or its Affiliates and/or (ii) the license terms hereunder.

10.4.

In no event shall Paytm or any of its directors, officers, or employees shall be liable for any liability whatsoever for any losses or expenses of any nature suffered by PayPay arising directly from any act of commission or omission of PayPay or its employees, agents or representatives hereunder for the usage of the Software.

10.5.

Notwithstanding the foregoing, if a material claim is or is likely to be made against any of the Parties that relates to Paytm’s Software, Licensed Technology, Technical Information or anything contemplated under this Agreement, but does not constitute an Action set forth in Section above, such Party shall immediately notice to other Parties of such claim, and the Parties shall collaborate to settle such claim and, among other things, to archive the following:

(i)	procure for PayPay the right to continue to use such Licensed Technology and Technical Information to the full extent contemplated by this Agreement; or

(ii)	modify or replace the Technical Information that infringe or are alleged to infringe to make it non-infringing while providing fully equivalent features and functionality.

10.6.

The Parties have addressed and negotiated the limitations and exclusions of liability set forth in this Agreement and accept the relevant provisions as reasonable and fair in relation to the benefits received by each Party. The provisions of this Agreement providing for limitation of or protection against liability will apply to the fullest extent permitted by law and without regard to fault or negligence and will survive termination of this Agreement for any reason.

11.	Term and Termination.

11.1.

Term. This Agreement shall have binding effect upon the Parties on the Effective Date and shall remain in full force and effect unless this Agreement is terminated in accordance with the terms and conditions of this Agreement (the “Term”).

11.2.	Termination. This Agreement may be terminated:

(a)	by the Parties if Parties agree to terminate this Agreement by mutual consent;

(b)	forthwith by PayPay if Paytm:

(i)

materially breaches this Agreement and such breach: (A) is incapable of being cured; or (B) if capable of being cured, remains uncured for 30 days after PayPay provide Paytm with written notice of such breach, or such other extended period as may be mutually agreed between the Parties;

(ii)	is dissolved or liquidated or takes any corporate action for such purpose;

(iii)	becomes insolvent or is generally unable to pay its debts as they become due;

(iv)	becomes the subject of any voluntary or involuntary bankruptcy proceeding under any domestic or foreign bankruptcy or insolvency Law;

(v)	makes or seeks to make a general assignment for the benefit of its creditors; or

(vi)	applies for, or consents to, the appointment of a trustee, receiver or custodian for a substantial part of its property.

(c)	forthwith by Paytm if PayPay:

(i)	breaches license terms specified under Section 2 of this Agreement;

(ii)

materially breaches this Agreement and such breach (which includes, but is not limited to, a breach that consists a Critical Default Event): (A) is incapable of being cured; or (B) if capable of being cured, remains uncured for 30 days after Paytm provide PayPay with written notice of such breach, or such other extended period as may be mutually agreed between the Parties;

(iii)	is dissolved or liquidated or takes any corporate action for such purpose;

(iv)	becomes insolvent or is generally unable to pay its debts as they become due;

(v)	becomes the subject of any voluntary or involuntary bankruptcy proceeding under any domestic or foreign bankruptcy or insolvency Law;

(vi)	makes or seeks to make a general assignment for the benefit of its creditors; or

(vii)	applies for, or consents to, the appointment of a trustee, receiver or custodian for a substantial part of its property.

12.	Effects of Termination of the Agreement

12.1.	The grant of the License under this Agreement hereof shall continue for the period as determined under this Agreement.

12.2.

If this Agreement is terminated in accordance with any reasons as mentioned in section 11.2, the grant of the License shall not survive the termination/expiry of this Agreement and shall stand terminated immediately. PayPay shall cease the usage of the Software and Technical Information and Paytm shall withdraw the access. PayPay shall not be entitled to use it from the date of such termination.

12.3.

Except as expressly set forth herein, termination or expiration of this Agreement shall not serve to terminate or cancel any of the respective rights and obligations of the Parties which arose hereunder during the Term of this Agreement. Upon termination of the Agreement, Paypay shall cease using the Software, Technical Information, and Confidential Information and return all copies of the Software, Technical Information and Confidential Information in its possession or control.

13.	Survival.

The following Sections of this Agreement shall survive termination of this Agreement for any reason: Definitions, IP Ownership, Confidentiality, Indemnification, Effects of Termination of Agreement, Survival and Miscellaneous, and, only in relation to Termination, License Grants, Delivery and Handling of Technical Information, Paytm’s Services, Fees; Payments, Taxes, and Limitation of Liability.

14.

Assignment. Neither Party may assign its rights and obligations under or transfer any of its interest in this Agreement, including by operation of law, without the prior consent of the other Party. Any attempt to so assign or transfer is null and void, except that Paytm may without consent and upon written notice to PayPay, shall assign this Agreement or any rights or obligations hereunder in whole or in part: (a) to any Paytm Affiliates or group member; (b) to a purchaser of all or substantially all of the assets or entities that comprise an identifiable segment, portion, division or unit of a business of a Paytm Affiliates or its group member; (c) to a successor in interest of a Paytm Affiliates or it’s group member; (d) as part of a corporate reorganization, amalgamation, consolidation or merger; or (e) as otherwise expressly contemplated in this Agreement, in which case the assignee or transferee will be bound by, and Paytm will be released of, its obligations under this Agreement

15.	Miscellaneous.

15.1.

Force Majeure. No Party shall be in default hereunder by reason of any failure or delay in the performance of its obligations hereunder, where such failure or delay is due to any cause beyond its reasonable control, including strikes, labor disputes, civil disturbances, riot, rebellion, invasion, epidemic, hostilities, war, terrorist attack, embargo, natural disaster, acts of God, flood, fire, sabotage, fluctuations or non-availability of electrical power, heat, light, air conditioning, or the equipment, loss and destruction of property, or any other circumstances or causes beyond such Party’s reasonable control.

15.2.

Public Announcements. Except in the case required by applicable laws or regulations (including the rules of relevant securities exchanges), no Party shall issue or release any announcement, statement, press release, or other publicity including the contents of this Agreement or otherwise use any other Party’s trademarks, service marks, trade names, logos, domain names, or other indicia of source, association, or sponsorship, in each case, without the prior written consent of the other Party, which shall not be unreasonably withheld or delayed. For clarity, the PayPay may carry out any marketing activities and conduct its business regardless of whether it relates to this Agreement as long as PayPay does not use Paytm’s trademarks, service marks, trade names or logos for such activities.

15.3.

Notices. Unless otherwise expressly set forth in this Agreement, all notices, requests, consents, claims, demands, waivers, and other communications under this Agreement shall be in writing and shall be deemed to have been given (a) when delivered personally by hand (with written confirmation of receipt by other than automatic means, whether electronic or otherwise), (b) when sent by email (with written confirmation of transmission) or (c) one (1) business day following the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case, at the following addresses and email addresses (or to such other address, or email address as a Party may have specified by notice given to the other Party pursuant to this provision):

If to Paytm:

Address: 1 Richmond Street West, Toronto M5H 3W4 Ontario,

E-mail: [***]

Attention: [***]

copy to [***]

If to PayPay:

Address: Kioi Tower, Tokyo Garden Terrace Kioicho,

1-3 Kioicho, Chiyoda-ku, Tokyo, 102-0094, Japan

Email: [***]

Attention: [***]

[***]

15.4.

Entire Agreement. This Agreement constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

15.5.

Amendment; Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each Party. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the waiving Party. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

15.6.

Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or other provision is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

15.7.

Governing Law and Attornment. This Agreement will be interpreted under, and any disputes arising out of this Agreement will be governed by, the laws of the Province of Ontario, Canada, without reference to its conflicts of law principles. The United Nations Convention on Contracts for the International Sale of Goods will not apply to the interpretation or enforcement of this Agreement. The Parties irrevocably consent to the exclusive jurisdiction of the provincial and federal courts located in the Province of Ontario, Canada, in connection with all actions arising out of or in connection with this Agreement, and waives any objections that venue is an inconvenient forum. The Parties agree that a final judgment in any such action or proceeding will be conclusive and may be enforced in any other jurisdiction (including the appropriate courts of the jurisdiction in which PayPay is resident or in which any property or an office of PayPay is located) by suit on the judgment or in any other manner provided by law.

15.8.

Relationship of the Parties. Except where this Agreement expressly provides to the contrary, nothing contained in this Agreement will be deemed or construed by the Parties hereto, or by any Third Party, to create the relationship of partnership or joint venture or a relationship of principal and agent, employer- employee, master-servant, or franchisor-franchisee between Paytm and PayPay and no provision contained herein will be deemed to create any relationship between the Parties hereto other than the relationship of independent parties contracting for services.

15.9.	Currency. Except where otherwise expressly provided, all references to currency herein are to the lawful money of the United States.

15.10.

Extended Meanings. In this Agreement, the term “and/or” means each and all of the persons, words, provisions or items connected by that term; i.e., it has a joint and several meaning. The word “will” means “shall” and “must”. All schedules attached to or referenced in this Agreement are a part of and are incorporated in this Agreement. This Agreement will be interpreted according to the fair meaning of its terms.

15.11.	Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

15.12.

No Third-party Beneficiaries. This Agreement is for the sole benefit of the Parties hereto and their respective permitted successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

15.13.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement.

15.14.

Electronic Execution and Counterparts. Delivery of an executed signature page to this Agreement by any Party by electronic transmission will be as effective as delivery of a manually executed copy of this Agreement by such Party. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original, and all of which taken together will be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, duly authorized representatives of the Parties have duly executed this Agreement to be effective as of the Effective Date.

SIGNED AND EXECUTED BY AND ON BEHALF OF PAYTM LABS INC.	SIGNED AND EXECUTED BY AND ON BEHALF OF PAYPAY CORPORATION

/s/ Harinder Takhar	/s/ Ichiro Nakayama

SIGNATURE	SIGNATURE

NAME - HARINDER TAKHAR	NAME - ICHIRO NAKAYAMA

DESIGNATION - CEO & DIRECTOR	DESIGNATION - PRESIDENT AND REPRESENTATIVE DIRECTOR

DATE - 6/22/2022	DATE - 6/22/2022

SCHEDULE 1

SOFTWARE LICENSE PARTICULARS

SOFTWARE PARTICULARS

A.

Paytm grants to PayPay a non-exclusive, limited, non-sublicensable and non-transferable perpetual License of the Software to use, install, reproduce, modify, improve, create derivative works of, and otherwise for its own purpose only, which includes documentation that constitute the Software, its component parts, and Technical Information relating thereto, possessed or controlled by Paytm.

B.

PayPay will be able to exercise its rights in or on License Software for the purpose of further customization and development of its own platform for its own use as per PayPay’s business requirements or advancement of its business activities.

C.	Followings are the list of PAI-GM Software components licensed to PayPay:

a)	Required environments and the access

b)	PAI VPN

c)	AWS permissions

d)	Source code repo access

e)	Bit bucket pipeline (CI) and Flux/Argo CD tool (CD)

f)	Pager duty users on Paytm account

g)	Knowledge transfer materials and sessions

h)	KT documents (including videos)

i)	Having a Q&A session for each topic

j)	Further Q&A support on Slack in a timely manner until handover is done

k)	Segregating the code repos and deployments artifacts between PayPay & India.

l)	PAI VPN access - To be shared until migration completion and to be revoked post that

m)	AWS permission - Paytm Labs’ (PAI-GM team) access to be revoked post-migration as we are using PayPay’s AWS account. PLC team in India should continue to have access

n)	Paytm labs Grafana (monitoring) should not have access to PAI-GM PayPay clusters post-migration.

o)	Pager Duty users, Bit Bucket & CI/CD tools:

i.	Current have access accounts separately for PayPay developers

D.	Post-migration, the complete cost to be borne by PayPay.

SCHEDULE – 2

PayPay’s Article of Incorporation

A.	PayPay’s Article of Incorporation comprise of following purpose:

1.	Planning, sales, consultancy, and customer support services related to settlement business and O2O business.

2.

Planning, development, design, manufacturing, sales, lease, maintenance and management services for telecommunications facilities, and computers, and their peripheral equipment and related devices, and their software.

3.	Acquisition, management, and licensing services of intellectual property rights.

4.	Information processing service business and information provision service business.

5.	Planning/production related to advertising and promotion, and advertising agency business.

6.	Business consultancy business.

7.	Money collection agency business.

8.	Agency services concerning sales promotion-related consultancy, application acceptance, customer management, etc.

9.	Rental of computer equipment for the Internet.

10.	Planning and design of websites.

11.	Domain acquisition agency business.

12.	Various types of marketing business.

13.	Investment business and investment advisory business.

14.	Planning and operation of events.

15.	Any and all services related to the issuance of the prepaid payment instruments and funds transfer services under the Payment Services Act.

16.	Bank agency business.

17.	Any and all services related to the electronic payment services under the Banking Act.

18.	Money lending business.

19.	Credit card-related services.

20.	Any and all services related to the specified prepaid transactions and the intermediation of credit purchases under the Installment Sales Act.

21.

Services related to non-life insurance agency business and insurance intermediary agency business, and non-life insurance agency under the Act on Securing Compensation for Automobile Accidents, and to life insurance solicitation.

22.	Financial business, financial instruments intermediary business.

23.	Type I financial instruments business.

24.	Type II financial instruments business.

25.	Planning, production, sales, and license management of goods.

26.	Telecommunications business under the Telecommunications Business Law.

27.	Any and all business incidental or relating to each of the foregoing.

Schedule – 3

List of PayPay entities allowed for sharing of the Software in accordance to this Agreement in accordance with 2.2 of this Agreement, PayPay shall obtain, as of July 2022, right to use, install, reproduce, copy, modify, improve, create derivative works of, with regard to the Software and share the Software for PayPay Corporation’s business purpose, without any commercial purpose, with entities which are either (a) affiliates of PayPay Corporation, (b) entities PayPay Corporation co-operate or (c) entities listed under this Schedule -3 as per the terms of Agreement ,As of July 1, 2022, those entities are listed below.

PayPay Card Corporation

PayPay Securities Corporation

PayPay Bank Corporation

PayPay Insurance Service Corporation